Exhibit 10.50

LOAN AGREEMENT

By and between

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

and

MIDDLESEX WATER COMPANY

Dated as of August 1, 2019

Subject to the “Reserved Rights”, as defined in the Indenture of Trust dated as of the date hereof between the New Jersey Economic Development Authority (the “Authority”) and The Bank of New York Mellon (the “Trustee”), as trustee therein (the “Indenture”), certain rights of the Authority in this Agreement have been assigned pursuant to the Indenture and are subject to the security interest of the Trustee.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.01. No Warranty of Condition or Suitability by Authority	25
Section 5.02. Further Assurances and Corrective Instruments	25
Section 5.03. Authority and Company Representatives	25

ARTICLE VI

INDEMNIFICATION AND REDEMPTION

Section 6.01. [Intentionally Omitted.]	26
Section 6.02. Indemnification Covenants	26
Section 6.03. Assignment of Interest in This Agreement by Authority	27
Section 6.04. Redemption of Bonds	27
Section 6.05. References to Bonds Ineffective After Bonds Paid	27
Section 6.06. Authority To Grant Security Interest to Trustee	27

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01. Events of Default Defined	28
Section 7.02. Remedies on Default	29
Section 7.03. No Remedy Exclusive	30
Section 7.04. Agreement To Pay Attorneys’ Fees and Expenses	30
Section 7.05. No Additional Waiver Implied by One Waiver	30
Section 7.06. Additional Remedies	31
Section 7.07. Waiver	31
ARTICLE VIII

OPTIONS; PREPAYMENT OF LOAN

Section 8.01. Option To Terminate at Any Time	32
Section 8.02. Option To Prepay Loan Upon the Occurrence of Certain Events	32

ARTICLE IX

OBLIGATION TO PREPAY LOAN IN CERTAIN EVENTS

Section 9.01. Determination of Taxability.	34
Section 9.02. Public Purpose Covenant Violations	35

ii

Exhibit A – Form of First Mortgage Bonds

Exhibit B – Annual Compliance Certificate

Exhibit C – Tax Completion Certificate

Exhibit D – Requisition

Exhibit E – Completion Certificate

Schedule A – List of Project Municipalities

iii

LOAN AGREEMENT

THIS AGREEMENT by and between the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (the “Authority”), a public body corporate and politic constituting an instrumentality of the State of New Jersey, and MIDDLESEX WATER COMPANY (the “Company”), a corporation that is a regulated public utility company organized under the laws of the State of New Jersey, is dated as of August 1, 2019.

Capitalized terms and phrases used in these Recitals and not otherwise defined shall have the meanings ascribed to them in Article I of this Agreement.

WHEREAS, the Authority is a public body corporate and politic constituting an instrumentality of the State, organized and existing under the Act and is authorized under the Act (i) to extend credit or make loans to any person for the planning, designing, acquiring, constructing, reconstructing, improving, equipping and furnishing of a project, which credit or loans may be secured by loan and security agreements, mortgages, leases, and any other instruments, upon such terms and conditions as the Authority shall deem reasonable; (ii) to require the inclusion in any mortgage, lease, contract, loan and security agreement or other instruments, of such provisions for the construction, use, operation and maintenance and financing of a project as the Authority may deem necessary or desirable; and (iii) to enter into contracts with respect to the planning, designing, financing, constructing, reconstructing, improving, equipping, furnishing, operating and maintaining of a project, for such consideration and upon such terms and conditions as the Authority may determine to be reasonable; and

WHEREAS, the Authority, by resolution adopted on June 11, 2019 (the “Resolution”), and in furtherance of the purposes of the Act, proposes to issue its $53,700,000 Water Facilities Revenue Bonds (Middlesex Water Company Project) Series 2019 (the “Series 2019 Bonds”), and to loan the proceeds of the Bonds to the Company, and the Company desires to borrow the proceeds of the Bonds from the Authority, to fund the following projects in the Company’s service area in the State of New Jersey (collectively, the “Projects”): (a) the construction and installation of water facilities and functionally related equipment including transmission and distribution mains, service lines, meters, hydrants, transportation equipment, dead end closures, small mains, fire service, computer equipment, well supply redevelopment, water treatment plant improvements and miscellaneous plant equipment to enable applicant to provide a safe, adequate and dependable supply of water; (b) the upgrade of the Company’s primary water treatment plant including the addition of ozone intermediate treatment, emergency standby power generation and replacement of electrical incoming power feeds to the water treatment plant; and (c) the rehabilitation and/or replacement of previously unlined mains in the water distribution system, in order to increase water flows, water pressure and water quality as well as replace critical infrastructure that has reached or is approaching the endpoint of its useful service life;

WHEREAS, the Company is the owner and operator of the Project Facilities which are being financed with the proceeds of the Series 2019 Bonds, as they may at any time exist;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

All capitalized, undefined terms used in this Agreement shall have meanings given them in the Indenture. In addition, the following words and phrases shall have the following meanings:

“Act” means The New Jersey Economic Development Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State, approved on August 7, 1974, as amended and supplemented and as it may, from time to time, hereafter be amended or supplemented.

“Agreement” means this Agreement and any amendments and supplements hereto.

“Affirmative Action Requirements” or “Affirmative Action Program” means the requirements of the Authority set forth in the Authority Regulations and any other affirmative action requirements of the Authority from time to time announced, as the same may from time to time be revised, amended or supplemented;

“Application” shall mean the Company’s application to the Authority, dated September 6, 2018, seeking financial assistance for the financing of the Projects, and all attachments, exhibits, correspondence and modifications submitted in writing to the Authority in connection therewith.

“Authority Representative” means the person or persons at the time designated to act on behalf of the Authority by written certificate furnished to the Company and the Trustee containing the specimen signatures of such person or persons and signed on behalf of the Authority by its duly authorized agent.

“Bonds” means, the Series 2019 Bonds in the total principal amount of $53,700,000 authorized to be issued by the Authority pursuant to the Indenture and the Resolution.

“Bond Counsel” means Chiesa Shahinian & Giantomasi PC or another attorney or firm of attorneys of nationally recognized standing in the field of law relating to municipal, state and public agency financing, selected by the Company and satisfactory to the Authority and the Trustee.

“Business Day” means a day on which banking business is transacted, but not including any day on which banks are authorized to be closed, in the city in which the Trustee has its corporate trust office and the city in which the Company has its principal place of business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Middlesex Water Company, a corporation that is a regulated public utility company organized under the laws of the State of New Jersey, engaged principally in the treatment and distribution of water to customers and its successors or assigns.

“Company Representative” means the person or persons at the time designated to act on behalf of Company by written certificate furnished to the Authority and the Trustee containing the specimen signatures of such person or persons and signed on behalf of the Company by the Senior Vice President and Treasurer, or any other Senior Vice President, any Vice President or any Assistant Treasurer.

“Construction Contract” shall mean, for purposes of the Prevailing Wage Provision, any contract or subcontract in the amount of $2,000 or more for construction, reconstruction, demolition, alteration, repair or maintenance work, including painting and decorating, undertaken in connection with the Projects and shall mean, for purposes of the Affirmative Action Program, any contract or subcontract for construction, reconstruction, renovation or rehabilitation undertaken in connection with the Projects.

“Contractor” shall mean the principal or general contractor or contractors engaged by the Company in the performance of a Construction Contract.

“Default” and “Event of Default” mean with respect to any Default or Event of Default under this Agreement any occurrence or event specified and defined by Section 7.01 hereof.

“Delivery Date” means the date of delivery of the Bonds to the Underwriters.

“First Mortgage Bonds” shall mean the First Mortgage Bond, Series 2019A in the principal amount of $53,700,000 due August 1, 2059, of the Company issued under and secured by the Mortgage Indenture and delivered to the Trustee, in the form attached hereto as Exhibit A.

“Governmental Authority” means

(1)       the government of

(A)       the United States of America or any State or other political subdivision thereof, or

(B)       any other jurisdiction in which the Company or any other Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any other Subsidiary, or

(2)       any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Income Exclusion” means the exclusion of interest on the Bonds from gross income of the holders thereof for federal income tax purposes under Section 103(a) of the Code.

“Indemnified Parties” shall mean the State, the Authority, the Underwriters, the Trustee, the Paying Agent, any Person who “controls” the State, the Authority, the Paying Agent, the Underwriters or the Trustee within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and any member, officer, official, director, employee, agent or attorney of the Authority, the Underwriters, the State, the Paying Agent or the Trustee.

“Indenture” means the Indenture of Trust dated as of August 1, 2019 between the Authority and the Trustee, pursuant to which the Bonds are authorized to be issued, including any indenture supplemental thereto.

“Late Payment Rate” means a rate of interest equal to the highest rate of interest borne by the Bonds.

“Mortgage Indenture” shall mean the Indenture of Mortgage dated as of April 1, 1927, by and between the Company and the Mortgage Trustee, as trustee, as the same has heretofore been supplemented and as supplemented by the Supplemental Mortgage Indenture.

“Mortgage Trustee” shall mean U.S. Bank National Association, as successor trustee, under the Mortgage Indenture, or any successor thereto.

“Net Proceeds” shall mean the proceeds of the Bonds less any amounts placed in a reasonably required reserve or replacement fund within the meaning of Section 148 of the Code.

“Permitted Investments” means any one or more of the following investments, if and to the extent the same are then legal investments under the applicable laws of the State for moneys proposed to be invested therein:

(i)       Bonds or other obligations of the United States;

(ii)       Bonds or other obligations, the payment of the principal and interest of which is unconditionally guaranteed by the United States;

(iii)       Direct obligations issued by the United States or obligations guaranteed in full as to principal and interest by the United States or repurchase agreements with a qualified depository bank or securities dealers fully collateralized by such obligations, maturing on or before the date when such funds will be required for disbursement;

(iv)       Obligations of state and local government and municipal bond issuers, which are rated investment-grade by either S&P or Moody’s or other non-rated obligations of such issuers guaranteed or credit enhanced by a Person whose long-term debt or long-term deposits or other obligations are rated investment-grade by either S&P or Moody’s;

(v)       Prime commercial paper rated either “A-1” by S&P or “P-1” by Moody’s and, if rated by both, not less than “A-1” by S&P and “P-1” by Moody’s;

(vi)       Bankers’ acceptances drawn on and accepted by commercial banks;

(vii)       Interests in any money market fund or trust, the investments of which are restricted to obligations described in clauses (i) through (vi) of this definition or obligations determined to be of comparable quality by the board of directors of such fund or trust; and

(viii)       Such other obligations as may at any time hereafter be authorized by applicable law, provided that the Trustee may require as a condition to the investment of funds under this clause (viii) there having first been delivered to the Trustee an opinion of Counsel to the effect that investment in such other obligations is permitted under any applicable laws of the State.

“Prevailing Wage Requirements” and “Prevailing Wage Provision” means the requirements of the Authority set forth in the Authority Regulations and any other prevailing wage requirements of the Authority from time to time announced, as the same may from time to time be revised, amended or supplemented.

“Prevailing Wage Rate” shall mean the prevailing wage rate established by the Commissioner of the New Jersey Department of Labor and Industry from time to time in accordance with the provisions of N.J.S.A. 34:11-56.30 for the locality in which the Project Facilities are located.

“Project” or “Projects” means, collectively, those water facilities and related facilities acquired, constructed, improved or equipped with proceeds from the Series 2019 Bonds, as more particularly described in the preambles hereto, as the same may at any time exist.

“Project Cost” “Cost” or “Costs”, as used herein, shall include those items set forth in Section 3(c) of the Act and all expenses as may be necessary or incident to acquiring, constructing or installing the Project Facilities.

“Project Facility” or “Project Facilities” means water facilities and functionally related equipment, including transmission and distribution mains, service lines, meters, hydrants, transportation equipment, dead end closures, small mains, fire service, computer equipment, well supply redevelopment, water treatment plant improvements and miscellaneous plant equipment financed with the proceeds of the Bonds.

“Project Municipalities” means those municipalities set forth in Schedule A hereto.

“Proper Charge” means: (i) costs of issuance of the Series 2019 Bonds, attorneys' fees, printing costs, Trustee's fees, dissemination agent’s fees and similar expenses paid in connection with the Project Facilities, not exceeding 2% of the aggregate face amount of the Bonds; and (ii) with respect to the proceeds of the Series 2019 Bonds an expenditure for the acquisition, construction and expansion of the Project Facilities paid and incurred within the period commencing not earlier than 60 days prior to February 19, 2019 (unless an expenditure is a “preliminary expenditure” as defined in Treasury Regulations Section 1.150-2), including for the acquisition or improvement of land or the acquisition, construction, reconstruction or improvement of property of a character subject to the allowance for depreciation under the Code;

“Rebatable Arbitrage” shall mean 100% of the excess of the future value, as of a date, of all receipts on nonpurpose investments over the future value, as of that date, of all payments on nonpurpose investments, as more fully described in Code Section 148(f) and Regulations Section 1.148-3.

“Rebate Expert” means any of the following chosen by the Company: (A) Bond Counsel, (B) any nationally recognized firm of certified public accountants, (C) any reputable firm which offers to the tax-exempt bond industry rebate calculation services and holds itself out as having expertise in that area, or (D) such other person as is approved by Bond Counsel.

“Series 2019 Bonds” means the $53,700,000 Water Facilities Revenue Bonds (Middlesex Water Company Project) Series 2019.

“State” means the State of New Jersey.

“Subcontractor” shall mean any person engaged by a Contractor or a Subcontractor in the performance of any Construction Contract.

“Supplemental Mortgage Indenture” means the Fifty-Third Supplemental Indenture by and between the Company and the Mortgage Trustee, dated as of August 1, 2019, which supplements the Mortgage Indenture.

“Tax Certificate” shall mean the arbitrage and tax certificate executed by the Company in form and substance acceptable to the Authority, wherein the Company certifies as to such matters as the Authority shall require.

“Term of Agreement” means the term of this Agreement as specified in Section 10.01 hereof.

“Trustee” means The Bank of New York Mellon, a state banking corporation of New York, as Trustee under the Indenture, and its successors and any corporation or association resulting from or surviving any consolidation or merger to which it or its successors may be a party or any corporation or association that acquires substantially all the corporate trust business of the Trustee and any successor Trustee at the time serving as successor trustee under the Indenture.

“Underwriters” means PNC Capital Markets LLC and Janney Montgomery Scott LLC, the underwriters of the Series 2019 Bonds.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 2.01.       Representations, Covenants and Warranties of Authority. The Authority represents, covenants and warrants that:

(a)       The Authority is a public body corporate and politic constituting an instrumentality of the State duly organized and validly existing under the laws of the State. Under the provisions of the Act, the Authority is authorized to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder. The Authority has been duly authorized to execute and deliver this Agreement and the Indenture and to issue the Bonds.

(b)       All covenants, stipulations, promises, agreements and obligations of the Authority set forth herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and not of any member, officer or employee of the Authority in his or her individual capacity, and no recourse shall be had for the payment of the principal or redemption price of or interest on the Bonds or for any claim based thereon or hereunder against any member, officer or employee of the Authority or any person executing the Bonds.

(c)       The Authority hereby covenants to comply with the provisions of the Code applicable to the Bonds and not to take any action or fail to take any action which would cause the interest on the Bonds to lose the Income Exclusion. The Authority covenants and agrees that it will take or cause to be taken, at the written direction of the Company, all required actions to assure that interest paid on the Bonds does not lose the Income Exclusion and that it will refrain from doing or performing any act or thing that will cause such interest not to be so excludable.

(d)       The Authority agrees to direct the Trustee to deposit the Bond Proceeds in the Bond Fund and the Project Fund on the Delivery Date upon receipt by the Trustee of the proceeds of the Series 2019 Bonds.

(e)       The Authority covenants that it will not pledge the amounts derived from this Agreement other than as contemplated by the Indenture and the Bonds.

The Authority makes no representation as to (i) the financial position or business condition of the Borrower or (ii) the correctness, completeness or accuracy of any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made by the Borrower in connection with the sale or transfer of the Bonds, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.02.       Representations, Covenants and Warranties of the Company. The Company represents, covenants and warrants as follows:

(a)       The Company is duly incorporated as a corporation that is a regulated public utility company organized under the laws of the State of New Jersey. The Company is in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in the State. The Company is not in violation of any provision of its charter or its Bylaws. The Company has the power to enter into this Agreement and the Tax Certificate and has duly authorized the execution and delivery of this Agreement and the Tax Certificate by proper corporate action.

(b)       Neither the execution and delivery of this Agreement or the Tax Certificate, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of or compliance with the terms and conditions of this Agreement or the Tax Certificate conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or (except as provided in the Mortgage Indenture) results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.

(c)       There is no litigation or proceeding pending against the Company, or to the knowledge of the Company pending or threatened against the Company or any other person affecting in any manner whatsoever the right of the Company to execute this Agreement or the Tax Certificate or (except as disclosed in the Official Statement) affecting the ability of the Company to make the payments required hereunder or thereunder or to otherwise comply with their respective obligations contained herein.

(d)       The Projects are of the type authorized and permitted by the Act, and their Costs are not less than $53,700,000.

(e)       The proceeds from the sale of the Bonds will be used only to pay Costs of the Projects and costs incident to the issuance of the Bonds.

Section 2.03.       Public Purpose Representations and Covenants.

(a)       Inducement. The availability of financial assistance from the Authority as provided herein has been an important inducement to the Company to undertake the financing of the Projects and to continue to locate the Projects in the State.

(b)       No Untrue Statements. The Company represents that the representations, statements and warranties of the Company set forth in the Application, this Agreement, or any other document furnished to the Authority in connection with the issuance of the Bonds (i) are true, correct and complete in all material respects, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact necessary to make the statements contained herein or therein not misleading or incomplete. The Company understands that all such statements, representations and warranties have been relied upon as an inducement by the Authority to issue the Bonds.

(c)       Project Users. (i)(A) Prior to leasing, subleasing or consenting to the subleasing or assignment of any lease of all or any part of the Project Facilities, during the period commencing on the date hereof and terminating three years after the Company has completed the acquisition, construction, reconstruction or improvement of all or substantially all of such Project Facilities, and (B) upon the request of the Authority from time to time thereafter, the Company shall cause a Project Occupant Information Form to be submitted to the Authority by every prospective lessee, sublessee or lease assignee of the Project Facilities.

             (ii) The Company shall not permit any such leasing, subleasing or assigning of leases that would impair the Income Exclusion, or that would impair the ability of the Company to operate any Project Facility or cause any Project Facility not to be operated as an authorized project under the Act.

(d)        Maintain Existence; Merge, Sell, Transfer. The Company shall maintain its existence as a corporation that is a regulated public utility company, and shall not sell, assign, transfer or otherwise dispose of the Project Facilities or substantially all of its assets without the consent of the Authority; provided however that the Company may merge with or into or consolidate with another entity, and the Project Facilities or this Agreement may be transferred pursuant to such merger or consolidation without violating this section provided:

(i)	the Company shall cause the proposed surviving, resulting or transferee company to furnish the Authority with a Change of Ownership Information Form;
(ii)	the net worth of the surviving, resulting or transferee company following the merger, consolidation or transfer is equal to or greater than the net worth of the Company immediately preceding the merger, consolidation or transfer;
(iii)	any litigation or investigations in which the surviving, resulting or transferee company or its principals, officers and directors are involved, and any court, administrative or other orders to which the surviving, resulting or transferee company or its officers and directors are subject, relate to matters arising in the ordinary course of business;
(iv)	the merger, consolidation or transfer will not impair the Income Exclusion pursuant to an opinion of Bond Counsel;
(v)	the surviving, resulting or transferee company assumes in writing the obligations of the Company, as the case may be, under this Agreement and the Company’s obligations under the First Mortgage Bonds; and
(vi)	after the merger, consolidation or transfer, the Project Facilities shall be operated as authorized projects under the Act.

(e)       Relocate Project Facilities. The Company shall not relocate the Project Facilities or any part thereof out of the State. The Company shall not relocate the Project Facilities within the State without the prior written consent of an Authority Representative and an opinion of Bond Counsel that the relocation will not affect the Income Exclusion.

(f)        Operate Project Facilities. The Company shall operate or cause each Project to be operated as an authorized project for a purpose and use as provided for under the Act until the expiration or earlier termination of this Agreement. The Projects are of a character included within the definition of “project” in the Act. The Company will operate the Project Facilities substantially in the form represented in the Application and will not cause a change in the use of any Project Facility such that any Project Facility would cease to be a “facility for the furnishing of water” within the meaning of Section 142(a)(4) of the Code.

(g)       Annual Certification. On each anniversary hereof, the Company shall furnish to the Authority the following:

(i)       a certification indicating whether or not the Company is aware of any condition, event or act which constitutes an Event of Default, or which would constitute an Event of Default with the giving of notice or passage of time, or both, under any of the documents executed by the Company in connection with the issuance of the Bonds;

(ii)       a written description of the present use of the Project Facilities and a description of any anticipated material change in the use of the Project Facilities or in the number of employees employed at the Project Facilities;

(iii)       a report from every entity that leases or occupies space at the Project Facilities indicating the number of persons the entity employs at the Project Facilities;

(iv)       as required by Section 2.06(d) hereof, the Annual Compliance Certificate, substantially in the form attached hereto as Exhibit B; and

(v)       The certificate as to insurance required by Section 2.08(e) hereof.

(h)       Payment of Prevailing Wage. The Company shall, in every Construction Contract to which it is a party or by other means satisfactory to the Authority, require the Contractor to pay workers engaged in the performance of such Construction Contract a wage rate not less than the Prevailing Wage Rate. The Company shall further require that the Contractor execute the Contractor’s Certificate and Agreement, submit certified copies of payroll records to the Authority, as required by the Authority, and execute and file the Contractor’s Completion Certificate. The Company shall cooperate with the Authority in securing the compliance of the Contractor and any Subcontractor with the foregoing.

(i)       Compliance with the Affirmative Action and Prevailing Wage Requirements As determined by the Authority, the Company shall comply with the Authority's Affirmative Action and Prevailing Wage Rate Regulations and to that end copies of the Affirmation Action Regulations are available on the Authority's Internet web page at: www.njeda.com/affirmativeaction or contacting: New Jersey Economic Development Authority - Internal Process Management - 24 Commerce Street, Suite 301, Newark, NJ 07102 Phone, 973-855-3450 or e-mail: affirmativeaction@njeda.com.

(j)         Preservation of Project Facilities. (A) The Company will at all times preserve and protect the Project Facilities in good repair, working order and safe condition, and from time to time will make, or will cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements.

(B)       In addition, the Company shall have the privilege of making substitutions, additions, modifications and improvements to the Project Facilities from time to time as the Company may deem to be desirable for their use for such purposes as shall be permitted by the Act, provided the same are included as part of the Project Facilities, the costs of which substitutions, additions, modifications and improvements shall be paid by or on behalf of the Company, and the same shall be the property of the Company (including, for this purpose, the Company or any other wholly-owned subsidiary or affiliate of the Company).

(k)       Access to the Project Facilities and Inspection. The Authority and its duly authorized agents shall have the right, at all reasonable times upon the furnishing of notice that is reasonable under the circumstances to the Company, to enter upon the Project sites and to examine and inspect the Project Facilities and the Project sites for the purpose of determining compliance with this Agreement.

(l)       Additional Information. Until payment of the Bonds in full shall have occurred, the Company shall promptly, from time to time, deliver to the Trustee and upon the request of the Authority, to the Authority, such information regarding the operations, business affairs and financial condition of the Company as the Trustee (or the Authority) may reasonably request. The Trustee is hereby authorized to deliver a copy of any such financial information delivered hereunder, or otherwise obtained by the Trustee, to the Authority, any Bondholder or prospective Bondholder, to any regulatory authority having jurisdiction over the Trustee and to any other Person as may be required by law. The Trustee is authorized to provide information concerning the outstanding principal amount and payment history of, and other information pertaining to, the Bonds or the First Mortgage Bonds to any agency or regulatory authority of the State requesting such information.

Section 2.04.       Non-Arbitrage Covenant. The Company hereby covenants and agrees with the Authority and the Trustee for the benefit of the holders of any Bonds, present and future, that it will not make, or permit, any use of the proceeds of the Bonds which will cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code. The Company shall deliver to the Authority its certificate, evidencing the reasonable expectations of the Company, in such reasonable form as the Authority shall specify and upon which the Authority may rely in furnishing its own certificate. The covenants contained in this Section are in addition to, and not in limitation of, the covenants contained in Section 2.05 or 2.06 hereof.

Section 2.05.       Arbitrage and Rebate.

(a)       The Company covenants that it will not take any action, or fail to take any action, if any such action or failure to take action would adversely affect the Income Exclusion. The Company will take and will cause its officers, employees and agents to take all affirmative action legally within its power necessary to ensure that the Bonds continue to be subject to the Income Exclusion (including, without limitation, the calculation of rebate required to preserve the Income Exclusion). The Company will comply with Sections 103 through 150 of the Code and further covenants not to directly or indirectly use or permit the use (including the making of any investment) of any Bond proceeds or any other funds of the Authority or the Company, or take or omit to take any action, that would cause the Bonds to be “arbitrage bonds” within the meaning of Section 148(a) of the Code.

(b)       The Company hereby covenants that in connection with complying with the requirement for payment of the Rebatable Arbitrage to the United States with respect to the Bonds the Company will take the following actions:

(i)       Six months after closing, the Company will provide a written certification to the Authority and the Trustee indicating whether the Company complied with the six month exception to the arbitrage rebate requirement set forth in Section 148(f)(4)(B) of the Code.

(ii)       Unless the Company has complied with the six month exception, the Company will retain a Rebate Expert (defined below) on or within thirty (30) days before the Initial Rebate Computation Date (defined below) and on each Rebate Computation Date (defined below) thereafter, (A) to compute the Rebatable Arbitrage with respect to the Bonds for the period ending on Initial Rebate Computation Date, (B) to deliver an opinion to the Authority and Trustee, concerning its conclusions with respect to the amount (if any) of such Rebatable Arbitrage together with a written report providing a summary of the calculations relating thereto and (C) to deliver an opinion to the Authority and the Trustee that all of the gross proceeds of the Bonds (within the meaning of Section 148(f) of the Code), other than gross proceeds of the Bonds on deposit in a bona fide debt service fund (within the meaning of Section 148(f)(4) of the Code), have been expended on or prior to the Initial Rebate Computation Date. If a rebate exception applies to the proceeds of the Bonds, the Company will cause a Rebate Expert to deliver an opinion to the Authority and Trustee that all of the gross Bond proceeds (within the meaning of Section 148(f) of the Code), other than gross Bond proceeds on deposit in a bona fide debt service fund (within the meaning of Section 148(f)(4) of the Code), have been expended on or prior to the Initial Rebate Computation Date.

(iii)       The Company shall within ten (10) days of receipt of the report furnished by the Rebate Expert pursuant to subparagraph (ii) above, pay or cause to be paid to the Trustee for deposit into the Rebate Fund the difference between the amount therein and the amount required to fund the Rebatable Arbitrage. If the Company fails to make or causes to be made any payment required pursuant to this subparagraph (iii) when due, the Authority shall have the right, but shall not be required, to make such payment to the Trustee on behalf of the Company. Any amount advanced by the Authority pursuant to this subparagraph (iii) shall be added to the moneys owing by the Company under this Agreement and shall be payable on demand with interest at the Late Payment Rate

(iv)       Each payment of Rebatable Arbitrage to be paid to the United States shall be filed with the Internal Revenue Service at such address that may be specified by the Internal Revenue Service. Each payment shall be accompanied by Form 8038-T (or such other form required by the Internal Revenue Service furnished by the Company or the Authority), executed by the Authority, and a statement identifying the Authority, the date of the issue, the CUSIP number for the Bonds with the longest maturity and a copy of the applicable Form 8038.

(v)       In the event Rebatable Arbitrage is due, the Company will direct the Trustee in writing to withdraw from the Rebate Fund and pay over to the United States the Rebatable Arbitrage with respect to the Bonds in installments as follows: each payment shall be made not later than sixty (60) days after the then current Rebate Computation Date and shall be in an amount which ensures that 100% of the Rebatable Arbitrage with respect to the Bonds, as of the then current Rebate Computation Date, will have been paid to the United States.

(vi)       The Company acknowledges that the Authority shall have the right at any time and in the sole and absolute discretion of the Authority to obtain from the Company and the Trustee the information necessary to determine the amount required to be paid to the United States pursuant to Section 148(f) of the Code. Additionally, the Authority may, with reasonable cause, (A) review or cause to be reviewed any determination of the amount to be paid to the United States made by or on behalf of the Company and (B) make or retain a Rebate Expert to make the determination of the amount to be paid to the United States. The Company hereby agrees to be bound by any such review or determination, absent manifest error, to pay the costs of such review, including without limitation the reasonable fees and expenses of counsel or a Rebate Expert retained by the Authority, and to pay to the Trustee any additional amounts for deposit in the Rebate Fund required as the result of any such review or determination.

(vii)       Notwithstanding any provision of this subsection to the contrary, the Company shall be liable, and shall indemnify and hold the Authority and the Trustee harmless against any liability, for payments due to the United States pursuant to Section 148(f) of the Code. Further, the Company specifically agrees that neither the Authority nor the Trustee shall be held liable, or in any way responsible, and the Company shall indemnify and hold harmless the Trustee and Authority against any liability, for any mistake or error in the filing of the payment or the determination of the amount due to the United States or for any consequences resulting from any such mistake or error. The provisions of this subparagraph (vii) shall survive termination of this Agreement.

(viii)       The Authority, the Trustee and the Company acknowledge that the provisions of this section are intended to comply with Section 148(f) of the Code and the regulations promulgated thereunder and if as a result of a change in such section of the Code or the promulgated regulations thereunder or in the interpretation thereof, a change in this section shall be permitted or necessary to assure continued compliance with Section 148(f) of the Code and the promulgated regulations thereunder, then with written notice to the Trustee, the Authority and the Company shall be empowered to amend this section and the Authority may require, by written notice to the Company and the Trustee, the Company to amend this section to the extent necessary or desirable to assure compliance with the provisions of Section 148 of the Code and the regulations promulgated thereunder; provided that the Authority shall require, prior to any such amendment becoming effective, at the sole cost and expense of the Company, an opinion of Bond Counsel satisfactory to the Authority and the Trustee to the effect that either (A) such amendment is required to maintain the Income Exclusion or (B) such amendment shall not adversely affect the Income Exclusion. In the event of a conflict between the provisions of this Section and the Code, the provisions of the Code shall control.

(ix)       The term “Initial Rebate Computation Date” shall mean the first Computation Date, which shall be within sixty (60) days after the fifth (5th) anniversary of the date of issuance of the Bonds. The term “Rebate Computation Date” shall mean any subsequent Computation Date. The term “Computation Date” shall have the meaning assigned to such term as set forth in Treasury Regulation Section 1.148-1 et seq.

(c)       The Company will aid and assist the Authority in connection with preparing and submitting to the Internal Revenue Service a Form 8038 (or other applicable information reporting statement) at the time and in the form required by the Code.

(d)       The Company will comply fully at all times with the Tax Certificate, and the Company will not take any action, or omit to take any action, which, if taken or omitted, respectively, would violate the Tax Certificate.

(e)       The Projects were not acquired or placed in service by the Company (determined in accordance with the provisions of Section 103 of the Code and applicable regulations thereunder) more than eighteen (18) months prior to the date of issuance of the Series 2019 Bonds.

(f)       Nothing contained in this Agreement or in the Indenture shall be interpreted or construed to require the Authority to pay the Rebatable Arbitrage, such obligations being the sole responsibility of the Company.

Section 2.06.       Other Tax Matters.

(a)       Subsequent to fifteen (15) days prior to the date the Bonds are sold and fifteen (15) days subsequent to the date the Bonds are sold, the Company has not, or will not, as the case may be, guarantied, arranged, participated in, assisted with, borrowed the proceeds of, or leased facilities financed by obligations issued pursuant to Section 103 of the Code by any state or local governmental unit or any constituted authority empowered to issue obligations by or on behalf of any state or local governmental unit other than the Authority. During the period commencing on the date of the sale of the Bonds and ending fifteen (15) days thereafter, there will be no obligations issued pursuant to Section 103 that are guaranteed by the Company or which are issued with the assistance or participation of, or by arrangement with, the Company without the written opinion of Bond Counsel to the effect that the issuance of such obligation will not adversely affect their opinion as to the Income Exclusion. Other than the Company and the financial advisors to the Company, no person has (i) guarantied, arranged, participated in, assisted with the issuance of, or paid any portion of the cost of the issuance of the Bonds, or (ii) provided any property or any franchise, trademark or trade name (within the meaning of Code Section 1253) which is to be used in connection with the Projects.

(b)       The information contained in the Company’s Tax Certificate, setting forth the respective cost, economic life, ADR midpoint life, if any, under Rev. Proc. 87-56, 1987-2 C.B. 674, as supplemented and amended from time to time, and guideline life, if any, under Rev. Proc. 62-21, 1962-2 C.B. 118, as supplemented and amended from time to time, of each asset constituting the Projects to be financed with the Bond proceeds is true, accurate and complete.

(c)       The Bonds will not be federally guaranteed within the meaning of Section 149(b) of the Code.

(d)       The Company will adopt and implement written tax compliance procedures sufficient (i) to monitor the requirements of Section 148 of the Code; and (ii) to ensure that all nonqualified bonds are remediated in accordance with requirements of the Code and the regulations thereunder, including without limitation:

(i)       upon each five (5) year anniversary of the Issue Date, the Company will file with the Authority and the Trustee a certification to the effect that it is in compliance with the rebate requirements contained in this Agreement and the Tax Certificate;

(ii)       shall give immediate telephonic notice, promptly confirmed in writing, to the Authority and the Trustee of any Determination of Taxability by reason of an Event Notice and as soon as practicable after the determination that a violation of a Tax Covenant has occurred;

(iii)       if pursuant to its procedures the Company determines that it must take remedial action to cure a violation of a covenant regarding the tax status of the Bonds, it will promptly notify the Authority and the Trustee as to the action to be taken;

(iv)       in the event the Authority becomes aware of a possible violation of a covenant regarding the tax status of the Bonds, the Authority shall have the right, upon notice to the Company, to conduct its own investigation, and at the sole cost of expense of the Company, to retain Bond Counsel to determine any and all actions required to remediate such violation; and

(v)       commencing August 1, 2020, on or before August 1st of each year, the Company shall furnish an Annual Compliance Certificate, duly completed and in substantially the form attached hereto as Exhibit B.

Section 2.07.        Costs and Expenses. All expenses in connection with the preparation, execution, delivery, recording and filing of this Agreement, the First Mortgage Bonds and other collateral documents and in connection with the preparation, issuance and delivery of the Bonds, the Authority’s fees, the fees and expenses of Chiesa Shahinian & Giantomasi PC, the fees and expenses of the Trustee, the fees and expenses of Trustee’s counsel and the fees and expenses of counsel to the Underwriters shall be paid directly by the Company. The Company shall also pay throughout the term of the Bonds the Authority’s annual fees and expenses, if any, and the Trustee’s annual and special fees and expenses under the Indenture, this Agreement and the First Mortgage Bonds, including, but not limited to, reasonable attorney’s fees and all costs of issuing, marketing, collecting payment on and redeeming the Bonds thereunder, and any costs and expenses of any Bondholder (or Beneficial Owner) in connection with any approval, consent or waiver under, or modification of, any such document.

Section 2.08.       Insurance. (a) Until payment of the Bonds shall be made, the Company will at a minimum, maintain general comprehensive liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Project Facilities or the Project sites (such coverage to include provisions waiving subrogation against the Authority) in amounts not less than $1,000,000 with respect to bodily injury to any one person, $3,000,000 with respect to bodily injury to two or more persons in any one accident and, $1,000,000 with respect to property damage resulting from any one occurrence naming each of the Trustee and the Authority, as an additional insured.

(b)       Each insurance policy obtained in satisfaction of the requirements of this section hereof:

(i)       shall be by such insurer (or insurers) as shall be financially responsible, qualified to do business in the State and of recognized standing;

(ii)       shall be in such form and have such provisions as are generally considered standard provisions for the type of insurance involved;

(iii)       shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least thirty (30) days prior written notice to the Trustee and the Authority;

(iv)       without limiting the generality of the foregoing, policies carried on the Project Facilities shall name the Company, the Authority and the Trustee as parties insured thereunder as the respective interests of each may appear, and any loss thereunder shall be made payable and shall be applied as provided in the Mortgage Indenture and all liability insurance shall name the Authority and the Trustee as additional insureds;

(v)       prior to expiration of any such policy, the Company shall furnish the Authority with evidence satisfactory to the Authority that the policy or certificates has been renewed or replaced in compliance with this Agreement.

(c)       In the event the Company shall fail to maintain the insurance coverage required by this Agreement, the Authority or the Trustee may (but shall be under no obligation to), after ten (10) days written notice to the Company unless cured within such ten (10) days, contract for the required policies of insurance and pay the premiums on the same and the Company agrees to reimburse the Authority or the Trustee to the extent of the amounts so advanced with interest thereon at the maximum rate permitted by law.

(d)       In addition to the provisions of Section 2.08(a), (b) and (c) above, the Company shall also comply with any insurance requirements set forth in the Mortgage Indenture.

(e)       The Company shall provide the Trustee annually on the anniversary of the date of this Agreement, with a certificate certifying compliance with the provisions of this Section 2.08. The Trustee shall be entitled to rely upon said certificate as to the Company’s compliance with the insurance requirements without further inquiry. The Trustee makes no representation as to and shall have no responsibility for the sufficiency or adequacy of the insurance or the issuing insurer.

Section 2.09.       Filing of Other Documents. The parties hereto shall execute, at the request of the Company, and the Company shall file financing statements, continuation statements, notices and such other documents necessary to perfect all security interests created pursuant to the terms of this Agreement and the Indenture and to preserve and protect the rights of the Trustee in the granting by the Authority of certain rights of the Authority, pursuant to the Indenture, under this Agreement and the First Mortgage Bonds, and the Authority and the Trustee shall have no responsibilities for such filings whatsoever, other than executing the documents requested by the Company as applicable. The Company shall provide to the Trustee, and upon its request, to the Authority, copies of such filed documents.

ARTICLE III

ISSUANCE OF THE BONDS

Section 3.01.       Agreement To Issue Bonds; Application of Bond Proceeds. In order to provide funds to finance the Project Costs, the Authority agrees that it will issue under the Indenture, sell and cause to be delivered to the respective Underwriters or their designee, the Bonds in the aggregate principal amount of $53,700,000, bearing interest, maturing and having the terms as set forth in the Indenture. The proceeds received from the sale of the Bonds shall be deposited with the Trustee as follows: (a) a sum equal to the accrued interest, if any, shall be deposited into the Bond Fund and used to pay interest on the Bonds on the first Bond interest payment date; and (b) the balance of the proceeds received from the sale of the Bonds, together with the funds furnished by the Company shall be applied in accordance with Section 3.04 hereof to pay Project Costs.

Section 3.02.       First Mortgage Bonds. To evidence the Loan to the Company, the Company shall deliver to the Authority the First Mortgage Bonds in the total aggregate principal amount of $53,700,000. In order to secure the repayment of the Bonds, simultaneously with the issuance and delivery of the Bonds, the Authority through the Indenture shall assign its interests in the First Mortgage Bonds to the Trustee, subject to its Reserved Rights. The form and nature of the First Mortgage Bonds to be delivered by the Company are set forth and described in Exhibit A attached hereto and the First Mortgage Bonds shall be in substantially such form, with such variations in principal amounts, interest rates, interest payment and maturity dates and prepayment or redemption provisions as may be necessary to correspond to such provisions of the Bonds issued by the Authority.

The First Mortgage Bonds shall:

(a)       be payable to the Trustee, registered in the name of the Trustee and be non-transferable except to a successor Trustee;

(b)       be issued in the principal amount equal to the aggregate principal amount of the Bonds;

(c)       provide for payments of interest equal to the payments of interest on the Bonds except that the Company shall receive a cash credit against its interest obligations equal to (i) accrued interest on the Bonds deposited with the Trustee at the time of issuance of the Bonds, if any, and (ii) such other moneys held at the time of such interest payment date by the Trustee in the Bond Fund created under the Indenture and available for the payment of interest on such Bonds;

(d)       require payments of principal, or principal plus a premium, equal to the stated maturities on the Bonds;

(e)       contain redemption provisions, or provisions in respect of the acceleration or prepayment of principal and premium, if any, equivalent to the redemption provisions of the Bonds; and

(f)       require all payments on such First Mortgage Bonds to be made one (1) Business Day prior to the due date for the corresponding payment to be made on the Bonds.

Section 3.03.       Conditions Precedent to Financing. The Authority shall not be obligated to issue the Bonds until the conditions set forth in Section 2.06 of the Indenture have been satisfied.

Section 3.04.       Disbursements From Project Fund. The Authority authorizes and directs the Trustee to make disbursements of (i) Bond Proceeds from the Project Fund to pay Project Costs and to pay the costs of issuing the Bonds; and (ii) moneys deposited in the Project Fund pursuant to the provisions of paragraph 4.05 hereof to be used for any acquisition, construction, reconstruction or improvement of the Project Facilities to Persons for work performed on the Project Facilities or to reimburse the Company for any costs incurred for the acquisition, construction, reconstruction or improvement of the Project Facilities paid by it. Each disbursement shall be disbursed only after delivery to the Trustee of the following by the Company:

(a)       A Requisition Form as provided in Exhibit D hereto signed by a Company Representative. The Requisition Form shall state: (i) the requisition number; (ii) the name and address of the Person to whom payment is to be made by the Trustee or, if the payment is to be made to the Company for a reimbursable advance, a summary of the Company's disbursements; (iii) the amount to be paid; (iv) that each obligation for which payment is sought is a Proper Charge against the Project Fund, is unpaid or unreimbursed, and has not been the basis of any previously paid requisition; (v) that such payment does not include a reimbursement to the Company for costs or expenses incurred by reason of work performed or supervised by officers or employees of the Company or any of its affiliates, (vi) that no Event of Default has occurred and is continuing under this Agreement; and (vii) that the Company has received no written notice of any lien, right to lien or attachment upon, or other claim affecting the right to receive payment of, any of the moneys payable under such Requisition Form to any of the Persons named therein or, if any of the foregoing has been received, it has been released or discharged or will be released or discharged upon payment of the Requisition Form.

(b)       In order to comply with the provisions of Sections 2.03(h) and (i), the Company shall delivery such certificates as are required by the Authority to evidence compliance with the Authority’s Affirmative Action Program and Prevailing Wage Rate Provisions.

(c)       The Company shall not present the final request to the Trustee for a disbursement from the Project Fund until the Company has executed and filed with the Trustee a Company’s Tax Completion Certificate, duly completed and substantially in form attached hereto as Exhibit C.

(d)       Delivery of such additional documents, affidavits, certificates and opinions as the Authority or the Trustee may reasonably require to carry out the terms of this Agreement, the Indenture or any other Loan Document; but the Authority and the Trustee shall have no obligation to require any such additional items.

(f)       The Authority is hereby granted a security interest in the amounts on deposit in the Project Fund as security for the payment of the Bonds; however, notwithstanding such security interest, as long as there exists no Event of Default, the Company shall have the right to require disbursement from the Project Fund, to the extent of amounts then in the Project Fund, upon compliance with the procedures set forth in this Section 3.04. Upon an Event of Default and the acceleration of the obligations of the Company hereunder, the Trustee shall, without the need for any other authorization, apply any amounts on deposit in the Project Fund to prepay the amounts payable hereunder.

Section 3.05.       Establishment of Completion Date. The Project shall be completed not later than ____ __, 2022. Completion of the Project shall be evidenced by delivery to the Authority and the Trustee of the Company’s Completion Certificate (attached hereto as Exhibit E) signed by a Company Representative stating the date of completion of the Project and that, as of such date, except for amounts retained by the Trustee at the Company’s direction for any Project Cost not then due and payable or, if due and payable, not then paid: (i) that portion of the Project Facilities to be financed with the proceeds of the Bonds have been completed; (ii) the cost of all labor, services, materials and supplies used in the Project have been paid, or will be paid from amounts retained by the Trustee at the Company’s direction for any cost of the Project Facilities not then due and payable or, if due and payable, not then paid; (iii) the Project Facilities have been installed to the Company’s satisfaction, such Project Facilities so installed are suitable and sufficient for the efficient operation of the Project for the intended purposes and all costs and expenses incurred in the acquisition and installation of such equipment have been paid, or will be paid from amounts retained by the Trustee at the Company’s direction for any cost of the Project not then due and payable or, if due and payable, not then paid; (iv) the Project Facilities are being operated as an authorized “project” under the Act and substantially as proposed in the Application; and (v) the Company has required in all Construction Contracts that wages paid to workers employed in the performance of such Construction Contracts be paid, or determined that such workers were paid, at a rate not less than the Prevailing Wage Rate. Upon receipt of such certificate by the Trustee, the Company shall direct the Trustee in writing to transfer any amounts remaining in the Project Fund (except for amounts therein sufficient to cover costs of the Project not then due and payable or not then paid or the holdback required to be retained in the Project Fund pursuant to the Affirmation Action Regulations) to the Redemption Fund. Amounts transferred into the Redemption Fund hereunder shall be used to prepay the amounts payable hereunder prior to the full payment of the Bonds and to redeem the Bonds on the next succeeding redemption date on which the Bonds can be redeemed without penalty or premium, pursuant to the Indenture. The Company shall not cause amounts held in the Redemption Fund to be invested at a Yield materially higher than the Yield on the Series 2019 Bonds.

Section 3.06.       Investment of Moneys. Any moneys held as a part of the Bond Fund, the Redemption Fund or any other fund shall be invested or reinvested by the Trustee, at the request of and as directed in writing by a Company Representative, in any of the Permitted Investments, but in compliance with the Tax Certificate. The Trustee shall be entitled to conclusively rely on the Company’s directions and make investments at the written direction of the Company Representative without determining whether such investments comply with the Tax Certificate.

The Trustee may make such Permitted Investments through its own bond department or the bond department of any entity under common control with the Trustee. All such Permitted Investments shall at all times be a part of the fund (the Redemption Fund, the Bond Fund, the Project Fund or such other fund, as the case may be) from which the moneys used to acquire such Permitted Investments shall have come, and all income and profits on such Permitted Investments shall be credited to, and losses thereon shall be charged against, such funds. Such Permitted Investments shall be made so as to mature or be subject to redemption at the option of the holder thereof on or prior to the date or dates that the Company anticipates that moneys therefrom will be required. Such Permitted Investments shall be registered in the name of the Trustee or its nominee.

ARTICLE IV

LOAN PROCEEDS TO COMPANY; LOAN PROVISIONS;

PROVISIONS RELATING TO THE PROJECTS

Section 4.01.       Loan of Proceeds. The Authority agrees, upon the terms and conditions contained in this Agreement, to lend to the Company the proceeds received by the Authority from the sale of the Bonds. Such proceeds shall be disbursed as provided in Section 3.01 hereof.

Section 4.02.       Amounts Payable.

(a)       The Company agrees to repay the principal of the loan on August 1, 2059 and on or before any other date fixed for redemption or maturity of any or all of the Bonds pursuant to the Indenture, and to pay interest on the loan on or before each Interest Payment Date, commencing January 1, 2020, and on or before any other date fixed for redemption or maturity of any or all of the Bonds pursuant to the Indenture, until the principal of and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in an amount which, together with other moneys available therefor in the Bond Fund, will enable the Trustee to pay the amount payable on such date as principal of (whether at maturity or upon redemption or acceleration or otherwise), and interest on the Bonds as provided in the Indenture. Such payments shall be made in immediately available funds at least one (1) Business Day in advance of the due date.

It is understood and agreed that all payments payable under this Section 4.02(a) by the Company are assigned by the Authority to the Trustee for the benefit of the holders of the Bonds. The Company hereby consents to such assignment. The Authority hereby directs the Company, and the Company hereby agrees, to pay to the Trustee at the Trustee’s corporate trust office all payments payable pursuant to this Section 4.02(a).

(b)       The Company will also pay the expenses of the Authority as set forth in Section 2.07, including attorneys’ fees, of the Authority related to the issuance of the Bonds and incurred at or before the issuance and delivery thereof and any fees and expenses, including attorneys’ fees, of the Authority incurred hereafter.

(c)       The Company will also pay the reasonable fees and expenses of the Trustee and any Paying Agents under the Indenture, such reasonable fees and expenses to be paid directly to the Trustee or any Paying Agents for the Trustee’s or any such Paying Agents’ own account as and when such reasonable fees and expenses become due and payable, and any reasonable expenses in connection with any redemption of the Bonds.

(d)       The Company shall also make any payments required under the Tax Certificate.

(e)       If the Company should fail to make any of the payments required in this Section 4.02, the item or installment so in Default shall continue as an obligation of the Company until the amount in Default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date thereof at the Late Payment Rate per annum.

Section 4.03.       Obligations of Company Hereunder Unconditional. The obligations of the Company to make the payments required under the First Mortgage Bonds and in Section 4.02 and other sections hereof and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Authority or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Authority or the Trustee and until such time as the principal of and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (a) will not suspend or discontinue any payments provided for in Section 4.02 hereof, and (b) except as provided in Article VIII hereof, will not terminate the Term of Agreement for any cause, including, without limiting the generality of the foregoing, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction or construction, eviction, destruction of or damage to any portion of the Project Facilities, the taking by eminent domain of title to or temporary use of any or all of the Project Facilities, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or any failure of the Authority or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement.

Section 4.04.       Preservation of Project Facilities. The Company shall pay all operating costs, utility charges and other costs and expenses arising out of ownership, possession, use or operation of the Project Facilities. The Authority shall have no obligation and makes no warranties respecting the condition or operation of the Project Facilities. The Company will not use as a basis for contesting any assessment or levy of any tax the financing under this Agreement or the issuance of the Bonds by the Authority and, if any administrative body or court of competent jurisdiction shall hold for any reason that the Project Facilities are exempt from taxation by reason of the financing under this Agreement or issuance of the Bonds by the Authority or other Authority action in respect thereto, the Company covenants to make payments in lieu of all such taxes in an amount equal to such taxes and, if applicable, interest and penalties.

Section 4.05.       Taxes and Governmental Charges. The Company will pay or cause to be paid, during the Term of Agreement, as the same respectively become due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to its properties and assets. The Company may, at the Company’s expense and in the Company’s name, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom.

Section 4.06.       Limitation of Authority’s Liability. THE STATE IS NOT OBLIGATED TO PAY, AND NEITHER THE FAITH AND CREDIT NOR TAXING POWER OF THE STATE IS PLEDGED TO THE PAYMENT OF, THE PRINCIPAL OR REDEMPTION PRICE, IF ANY, OF OR INTEREST ON THE BONDS. THE BONDS ARE A SPECIAL, LIMITED OBLIGATION OF THE AUTHORITY, PAYABLE SOLELY OUT OF THE REVENUES OR OTHER RECEIPTS, FUNDS OR MONEYS OF THE AUTHORITY PLEDGED UNDER THE INDENTURE AND FROM ANY AMOUNTS OTHERWISE AVAILABLE UNDER THE INDENTURE FOR THE PAYMENT OF THE BONDS. THE BONDS DO NOT NOW AND SHALL NEVER CONSTITUTE A CHARGE AGAINST THE GENERAL CREDIT OF THE AUTHORITY. THE AUTHORITY HAS NO TAXING POWER.

Pursuant to the Act, neither the members of the Authority, nor any person executing bonds for the Authority, shall be liable personally on said bonds by reason of the issuance thereof.

Section 4.07.       Insurance Proceeds and Condemnation Awards.       (a) The Company shall notify the Authority and the Trustee in writing promptly of the occurrence of any damage to or destruction, condemnation or conveyance in lieu of condemnation of all or any portion of the Project Facilities. All insurance proceeds, condemnation award or other similar sums allocable to the Project Facilities received as a result of any such occurrence shall be paid to the Mortgage Trustee and applied in accordance with the provisions of the Mortgage Indenture.

(b)       If the Mortgage Trustee determines any Project Facility shall have been damaged or destroyed to such extent that the bonds issued under the Mortgage Indenture, including the First Mortgage Bonds, shall be required to be redeemed pursuant to subsection B of Section 4 of Article VIII of the Second Supplemental Indenture dated October 1, 1939, it shall deliver a certificate of the Company and the Mortgage Trustee to such effect to the Authority and the Trustee, and the insurance proceeds, condemnation award or other similar sum allocable to redemption or prepayment of the First Mortgage Bonds shall be paid to the Trustee.

(c)       Moneys to be used for any reconstruction, replacement or repair pursuant to subsection (a) above shall be deposited with the Mortgage Trustee and shall be disbursed by the Mortgage Trustee in accordance with the terms of the Mortgage Indenture.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.01.       No Warranty of Condition or Suitability by Authority. The Authority makes no warranty, either express or implied, as to the Project Facilities or the condition thereof, or that the Project Facilities will be suitable for the purposes or needs of the Company.

Section 5.02.       Further Assurances and Corrective Instruments. (a) Subject to the provisions of the Indenture, the Authority and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements and amendments hereto and such further instruments as may reasonably be required for carrying out the intention or facilitating the performance of this Agreement, the Mortgage Indenture or the transactions contemplated hereby or thereby.

(b)       The Company shall cause this Agreement, the Supplemental Mortgage Indenture and all necessary UCC financing statements (including continuation statements) to be recorded and filed in such manner and in such places as may be required by law to fully preserve and protect the security of the holders and the rights of the Trustee and to perfect the security interest created by the Indenture and the Mortgage Indenture, except that the Mortgage Indenture (including the Supplemental Mortgage Indenture) shall not be required to be recorded in Cumberland County, New Jersey. The Company hereby represents and warrants that: the only real estate owned by the Company in Cumberland County, New Jersey consists of the following properties in Downe Township, which were acquired by the Company by virtue of the merger in 2006 of the Company's wholly-owned subsidiary, Bayview Water Company, into the Company: (i) 55-57 Virginia Ave, which is 0.41 acres of vacant land whose tax assessment is $1,000 and whose annual property tax is $12.00; (ii) Delaware Avenue along the Canal, which is 1.72 acres of vacant land whose tax assessment is $1,000 and whose annual property tax is $12.00; (iii) 150 New Jersey Avenue, which is 0.15 acres of land improved with a pumping station, whose tax assessment is $76,000 and whose annual property tax is $910.00; and (iv) 862 Downe Avenue, which is 0.17 acres of land improved with a pumping station, whose tax assessment is $76,000 and whose annual property tax is $910.00. The Company further represents and warrants that (as indicated in the Company's most recent SEC Form 10-K) the Bayview system is not physically interconnected with the Company's systems in Middlesex County and Union County, New Jersey; and the Bayview system produced less than one percent (1%) of the Company's 2018 consolidated operating revenues.

Section 5.03.       Authority and Company Representatives. Whenever under the provisions of this Agreement the approval of the Authority or the Company is required or the Authority or the Company is required to take some action, such approval or such request shall be given for the Authority by an Authority Representative, for the Company by a Company Representative; and the Authority and the Trustee and any party hereto shall be authorized to act on any such approval or request.

ARTICLE VI

INDEMNIFICATION AND REDEMPTION

Section 6.01.       [Intentionally Omitted.]

Section 6.02.       Indemnification Covenants.

(a)       The Company agrees to and does hereby indemnify and hold harmless Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected with (i) the condition, use, possession, conduct, management, planning, design, acquisition, construction, reconstruction or improvement of the Project Facilities or any part thereof including the payment of rebate to the federal government; or (ii) any untrue statement of a material fact contained in information provided by the Company with respect to the transactions contemplated hereby; (iii) any omission of a material fact necessary to be stated therein in order to make such statement not misleading or incomplete; or (iv) the acceptance or administration by the Authority of its duties under the Trust Indenture (other than those caused by the gross negligence or willful misconduct of the Authority); or (v) the acceptance or administration or performance by the Trustee of its duties under the Trust Indenture (other than those caused by the negligence or willful misconduct of the Trustee). In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Company, such Indemnified Party shall promptly notify the Company in writing, and except where the Company is the claimant the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel at the Company’s expense in any such action and to participate in the defense thereof if, in the reasonable opinion of the Indemnified Party, a conflict of interest could arise out of the representation of the parties by the same counsel. The Company shall not be liable for any settlement of any such action effected without the Company’s consent, but if settled with the consent of the Company, or if there is a final judgment for the claimant on any such action, the Company agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement of judgment.

(b)       The Company agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses, and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by relating to, arising out of, resulting from, or in any way connected to an examination, investigation or audit of the Bonds by the Internal Revenue Service (the “IRS”). In the event of such examination, investigation or audit, the Indemnified Parties shall have the right to employ counsel at the Company’s expense. In such event, the Company shall assume the primary role in responding to and negotiating with the IRS, but shall inform the Indemnified Parties of the status of the investigation. In the event the Company fails to respond adequately and promptly to the IRS, the Authority shall have the right to assume the primary role in responding to and negotiating with the IRS and shall have the right to enter into a closing agreement, for which Company shall be liable.

(c)       Notwithstanding anything in this Agreement to the contrary which may limit recourse to the Company or may otherwise purport to limit the Company’s liability, the provisions of this Section shall control the Company’s obligations and shall survive repayment of the Bonds.

Section 6.03.       Assignment of Interest in This Agreement by Authority. Any assignment or pledge by the Authority to the Trustee pursuant to the Indenture of any interest in this Agreement or any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 6.04.       Optional Redemption of Bonds. The Company shall have and is hereby granted the option to prepay from time to time the amounts payable under this Agreement in sums sufficient to redeem or to pay or cause to be paid all or part of the Bonds in accordance with the provisions of Section 3.01 of the Indenture. On or before the date set for redemption in the Company's notice of redemption, the Company shall pay to the Trustee an amount equal to the then applicable redemption price for the First Mortgage Bonds or as a prepayment of the First Mortgage Bonds, plus interest accrued to the redemption date. Upon the agreement of the Company to deposit moneys in the Bond Fund in an amount sufficient to redeem Bonds subject to redemption, the Authority, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the then Outstanding Bonds, as may be specified by the Company, on the date established for such redemption.

Section 6.05.       References to Bonds Ineffective After Bonds Paid. Upon payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and all fees and charges of the Trustee and the Authority, all references in this Agreement to the Bonds and the Trustee shall be ineffective, and neither the Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder, saving and excepting those that shall have theretofore vested.

Section 6.06.       Authority To Grant Security Interest to Trustee. The parties hereto agree that pursuant to the Indenture, the Authority shall assign to the Trustee in order to secure payment of the Bonds all of the Authority’s right, title and interest in this Agreement subject to the Reserved Rights.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01.       Events of Default Defined. The following shall be “Events of Default” under this Agreement and the terms “Event of Default” and “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)       default in the payment of any installment of the principal or interest on the First Mortgage Bonds on the date when due after giving effect to any applicable grace period; or

(b)       the occurrence of an “event of default” under the Mortgage Indenture other than an event of default resulting from a default in the payment of any installment of the principal or interest on the First Mortgage Bonds on the date when due, and the acceleration of the First Mortgage Bonds as a result of such “event of default”; or

(c)       if any material representation or warranty by, or by an authorized representative of the Company on behalf of, the Company made herein or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to be false or misleading in any material respect when made; or

(d)       default in the performance, or breach, of any covenant or warranty of the Company in this Agreement or any other Loan Document with respect to (other than a default in the performance, or breach, of a covenant or warranty where such performance or breach is elsewhere in this Section 7.01 specifically dealt with or which has expressly been included in this Agreement), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company and the Mortgage Trustee by the Trustee, or to the Company, the Mortgage Trustee and the Trustee by the Holders of at least 25% in principal amount of the Bonds Outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(e)       default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $25,000,000 or more; or

(f)       the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g)       a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, as the case may be, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days; or

(h)       a final judgment or judgments for the payment of money in an aggregate amount (to the extent not paid or insured) in excess of $25,000,000 are rendered against the Company and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(i)       the occurrence of an Event of Default under the Indenture.

The provisions of subsection (b) of this Section are subject to the following limitation: if by reason of force majeure the Company is unable in whole or in part to carry out any of its agreements contained herein (other than its obligations contained in Sections 4.01, 4.02 and 4.03 hereof and any other Reserved Right), the Company shall not be deemed in Default during the continuance of such inability. The term “force majeure” as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing it from carrying out such agreement, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and it shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in its judgment unfavorable to it.

Section 7.02.       Remedies on Default. Whenever any Event of Default referred to in Section 7.01 hereof shall have happened and be continuing, the Trustee may take one or any combination of the following remedial steps:

(a)       By written notice to the Company, declare an amount equal to all amounts then due and payable on the Bonds, whether by acceleration of maturity (as provided in the Indenture) or otherwise, to be immediately due and payable, whereupon the same shall become immediately due and payable;

(b)       The First Mortgage Bonds may be redeemed, together with interest then due thereon, by delivery of written notice of the Authority's or the Trustee's exercise of such option to the Trustee and the Company, such payments to be immediately due and payable, subject to the terms and conditions of the Mortgage Indenture, or the First Mortgage Bonds may be sold in conformity with the provisions of the New Jersey Uniform Commercial Code (provided the same is in compliance with all securities laws);

(c)       Have reasonable access to and inspect, examine and make copies of the books and records of the Company relating to the Projects; or

(d)       Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement or the Mortgage Indenture.

Any amounts collected pursuant to action taken under this Section 7.02 shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

Section 7.03.       No Remedy Exclusive. No remedy herein conferred upon or reserved to the Authority is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article. Such rights and remedies as are given the Authority hereunder shall also extend to the Trustee, and the Trustee and the holders of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 7.04.       Agreement To Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Authority or the Trustee should employ attorneys or reasonably incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will within thirty (30) days after demand therefor pay to the Authority or the Trustee, as the case may be, the reasonable fee of such attorneys and such other expenses so incurred.

Section 7.05.       No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 7.06.       Additional Remedies. In addition to the above remedies, if the Company commits a breach, or threatens to commit a breach of this Agreement, or of any other document executed by the Company in connection therewith, the Authority shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate and irreparable injury to the Authority and that money damages will not provide an adequate remedy therefor.

Section 7.07.       Waiver. Upon the occurrence and during the continuance of an Event of Default, to the extent that such rights may then lawfully be waived, neither the Company, nor anyone claiming through or under it, shall set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws of any jurisdiction now or hereafter in force, in order to prevent or hinder the enforcement of this Agreement, and the Company, for itself and all who may claim through or under it, hereby waives, to the extent that it lawfully may do so, the benefit of all such laws.

ARTICLE VIII

OPTIONS; PREPAYMENT OF LOAN

Section 8.01.       Option To Terminate at Any Time. The Company shall have, and is hereby granted, the option to terminate the Term of Agreement at any time prior to full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of Article VIII of the Indenture) (a) by paying to the Trustee an amount which, when added to the amount on deposit in the Bond Fund, will be sufficient to pay, retire and redeem all the Outstanding Bonds in accordance with the Indenture (including, without limiting the generality of the foregoing, principal of and interest to maturity or applicable redemption date, as the case may be, expenses of redemption and the Authority’s, the Trustee’s and the Paying Agents’ fees and expenses) and any other amounts described in the last full paragraph of Section 8.02 hereof, and, in case of redemption, by making arrangements satisfactory to the Trustee for the giving of the required notice of redemption and (b) by giving the Authority notice in writing of such termination, and such termination shall forthwith become effective.

Section 8.02.       Option To Prepay Loan Upon the Occurrence of Certain Events. The Company shall have, and is hereby granted, the option or right to terminate the Term of Agreement and prepay the amounts payable hereunder prior to the full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) at any time and if any of the events set forth below shall occur:

(a)       Any Project shall have been damaged or destroyed to such extent that the First Mortgage Bonds shall be required to be redeemed pursuant to subsection B of Section 4 of Article VIII of the Second Supplemental Indenture dated October 1, 1939;

(b)       Title to, or the use, of all or a portion of any Project Facility, shall have been taken under the exercise of the power of eminent domain, or shall be purchased, by, any governmental body or by any person, firm or corporation acting under governmental authority and the same shall require the First Mortgage Bonds to be redeemed pursuant to subsection B of Section 4 of Article VIII of the Second Supplemental Indenture dated October 1, 1939;

(c)       Changes which the Company cannot reasonably control or overcome in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation or of the Project Facilities for the purpose contemplated by this Agreement shall have occurred, or technological or other changes shall have occurred which, in the opinion of the Company expressed in a certificate of the Company Representative filed with the Authority and the Trustee, render the continued operation of the Project Facilities uneconomical for such purposes;

(d)       As a result of any changes in the Constitution of the State or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed in this Agreement, or unreasonable burdens or excessive liabilities shall have been imposed on the Company in respect to the Project Facilities, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement; or

(e)       The Company files a certificate of the Company Representative with the Authority and the Trustee stating that as a result of circumstances unforeseen at the time the Bonds were issued, the Company has decided to discontinue operation of the Project Facilities.

To exercise such prepayment option, the Company shall, within 90 days following the event authorizing such prepayment, give written notice to the Authority and to the Trustee and shall specify therein the date of prepaying the loan, which date shall be not less than 50 days nor more than 90 days from the date such notice is mailed, and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption. The prepayment amount payable by the Company in the event of its prepayment pursuant to this Section shall be the sum of the following:

(i)       An amount of money which, when added to the amount then on deposit and available in the Bond Fund, will be sufficient to pay, retire and redeem all the Outstanding Bonds pursuant to the terms of the Indenture, including, without limitation, the principal amount thereof, all interest to accrue to said redemption date and expenses, plus

(ii)       An amount of money equal to the Trustee’s and Paying Agents’ fees and expenses under the Indenture accrued and to accrue until such final payment and redemption of the Bonds, plus

(iii)       An amount of money equal to the Authority’s fees and expenses under this Agreement accrued and to accrue until such final payment and redemption of the Bonds, plus

(iv)       All other liabilities and payment obligations of the Company accrued and to accrue under this Agreement until such final payment and redemption of the Bonds.

ARTICLE IX

OBLIGATION TO PREPAY LOAN IN CERTAIN EVENTS

Section 9.01.       Determination of Taxability. The Company shall be obligated to prepay the amounts payable hereunder, and accordingly cause redemption of the Bonds pursuant to Section 3.01(a)(ii) of the Indenture, within one hundred eighty (180) days after a Determination of Taxability (as defined below) shall have occurred by prepaying an amount equal to, when added to other funds on deposit in the Bond Fund, (a) 100% of the aggregate principal amount of Bonds Outstanding at the time of a Determination of Taxability plus accrued interest to the redemption date, plus (b) an amount of money equal to the Trustee’s and Paying Agent’s fees and expenses under the Indenture accrued and to accrue until such prepayment and redemption of the Bonds, plus (c) an amount of money equal to all sums due to the Authority under this Agreement.

A “Determination of Taxability” shall have been deemed to occur if, as a result of an Event of Taxability, a final decree or judgment of any federal court or a final action of the Internal Revenue Service determines that interest paid or payable on any Bond is or was includable in the gross income of a holder, Beneficial Owner, former holder or former Beneficial Owner of the Bonds for federal income tax purposes under Section 103 (or a successor provision to Section 103) of the Code (other than a holder who is or was a substantial user or related person within the meaning of Section 147(a) of the Code). However, no such decree or action will be considered final for this purpose unless the Company has been given written notice and, if it is so desired and is legally allowed, has been afforded the opportunity to contest the same, either directly or in the name of any holder, Beneficial Owner, former holder or former Beneficial Owner of a Bond, provided that in the event the Company contests such decree or action in the name of a holder, Beneficial Owner, former holder or former Beneficial Owner of a Bond, the Company agrees to pay all expenses of such contest and offers such holder, Beneficial Owner, former holder or former Beneficial Owner indemnity with respect to such expenses, and until conclusion of any appellate review, if sought. If the Trustee receives written notice from any such holder, Beneficial Owner, former holder or former Beneficial Owner stating that (a) the holder, Beneficial Owner, former holder or former Beneficial Owner has been notified in writing by the Internal Revenue Service that it proposes to include the interest on any Bond in the gross income of such holder, Beneficial Owner, former holder or former Beneficial Owner for the reasons described herein or any other proceeding has been instituted against such holder, Beneficial Owner, former holder or former Beneficial Owner which may lead to a final decree or action as described herein and (b) such holder, Beneficial Owner, former holder or former Beneficial Owner will afford the Company the opportunity to contest the same, either directly or in the name of such holder, Beneficial Owner, former holder or former Beneficial Owner, provided that in the event the Company contests such decree or action in the name of a holder, Beneficial Owner, former holder or former Beneficial Owner of a Bond, the Company agrees to pay all expenses of such contest and offers such holder, Beneficial Owner, former holder or former Beneficial Owner indemnity with respect to such expenses, and until a conclusion of any appellate review, if sought, and the Trustee is satisfied that such information is accurate, then the Trustee shall promptly give written notice thereof to the Company and the Authority and to each such holder, Beneficial Owner, former holder or former Beneficial Owner and to all other registered owners of the Bonds. The Trustee shall thereafter coordinate any similar requests or notices it may have received from other holders, Beneficial Owners, former holders or former Beneficial Owners and shall keep them informed of the progress of any administrative proceedings or litigation. If a final decree or action as described above thereafter occurs, the Trustee shall make the required demand for prepayment of the amounts payable hereunder and redemption of the Bonds and give notice of the redemption of the Bonds at the earliest practical date, but not later than the date specified in this Article, and in the manner provided by Section 3.02 of the Indenture.

An “Event of Taxability” shall mean the failure of the Company to observe any covenant, agreement or representation herein, which failure results in a Determination of Taxability.

The prepayment amount shall be applied, together with other available moneys in the Bond Fund, to the redemption of the Bonds on the earliest possible date after notice as provided in the Indenture, whether or not such date is an Interest Payment Date, and to the payment of the Trustee’s and Paying Agents’ fees and expenses under the Indenture accrued to such prepayment and redemption of the Bonds, and to all sums due to the Authority under this Agreement.

Section 9.02.       Public Purpose Covenant Violations. The Company shall prepay the First Mortgage Bonds in full, together with interest accrued and to accrue to the redemption date upon the occurrence of one of the following events: (a) the Company ceases to operate any Project Facility or to cause any Project Facility to be operated as an authorized project under the Act for twelve (12) consecutive months, without first obtaining the prior written consent of the Authority, or (b) any material representation or warranty made by the Company in the Agreement or in any document furnished in connection with the Agreement proves to have been false or misleading in any material respect when made. The Authority shall give notice to the Company and the Trustee of such occurrence; whereupon the Trustee shall give notice to the Bondholders of the redemption of the Bonds pursuant to Sections 3.01 and 3.02 of the Indenture and will set a redemption date according to Section 3.01 of the Indenture, but in no event later than sixty (60) days after the Authority gives notice to the Trustee of the occurrence. The prepayment of the First Mortgage Bonds shall be due and payable on the second Business Day preceding the redemption date. Payment on the First Mortgage Bonds by the Company pursuant to this Section shall be in an amount sufficient, together with other funds on deposit with the Trustee which are available for such purpose, to redeem the Bonds then Outstanding, and to pay (i) all administrative expenses accrued and to accrue through the redemption date and (ii) any other expenses and fees required to satisfy and discharge the Indenture.

ARTICLE X

MISCELLANEOUS

Section 10.01.       Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until all of the Bonds, the First Mortgage Bonds and the fees and expenses of the Authority, the Trustee and any Paying Agents shall have been fully paid or provision made for such payments.

Section 10.02.       Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or three days after having been mailed, by registered or certified mail, postage prepaid, addressed as follows:

if to the Authority:              New Jersey Economic Development Authority

36 West State Street

P.O. Box 990

Trenton, New Jersey 08625

Attention: Managing Director, Post Closing Financial Services

if to the Company:               Middlesex Water Company

485 C Route 1 South, Suite 400

Iselin, New Jersey 08830

Attention: A. Bruce O’Connor

Senior Vice President and Chief Financial Officer

if to the Trustee:                   The Bank of New York Mellon

385 Rifle Camp Road, 3rd Floor

Woodland Park, NJ 07424

Attention: Corporate Trust Department

if to the Underwriters:          PNC Capital Markets LLC

1600 Market Street, 21st Floor

Philadelphia, Pa. 19103

A duplicate copy of each notice, certificate or other communication given hereunder by the Authority or the Company shall also be given to the Trustee and the Underwriters. The Authority, the Company, the Trustee and the Underwriters may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.03.       Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company, the Trustee, the Bondholders and their respective successors and assigns, subject, however, to the limitations contained in Sections 2.03(d), 6.01 and 6.03 hereof.

Section 10.04.       Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 10.05.       Amounts Remaining in Bond Fund. It is agreed by the parties hereto that any amounts remaining in the Bond Fund upon expiration or earlier termination of the Term of Agreement, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee and any Paying Agents in accordance with the Indenture, shall belong to and be paid to the Company by the Trustee as the return of an overpayment of the amounts payable hereunder.

Section 10.06.       Amendments, Changes and Modifications. Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein expressly provided, this Agreement may not be amended or terminated without the written consent of the Trustee and, to the extent provided in Article XII of the Indenture, in accordance with the provisions of the Indenture.

Section 10.07.       No Personal Liability of Company Officials. No covenant or agreement contained in the Bonds or in this Agreement shall be deemed to be the covenant or agreement of any officer, director, agent or employee of the Company in his or her individual capacity. No recourse shall be had for the payment of the principal of and interest on any of the Bonds or for any claim based thereon or upon any obligation, covenant or agreement contained in this Agreement against any past, present or future officer, director, agent or employee of the Company, or any incorporator, officer, employee, director or agent of any successor corporation, as such, either directly or through the Company or any successor corporation of the Company, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such incorporator, officer, employee, director or agent as such is hereby expressly waived and released as a condition of and consideration for the execution of this Agreement.

Section 10.08.       Authority Not Liable. The Authority shall not be obligated to pay the principal of or interest on the Bonds, except from receipts and revenues actually received by the Authority or the Trustee under this Agreement. The Company hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by the loan payments made by the Company pursuant to this Agreement, together with other revenues, including investment income on certain funds and accounts held by the Trustee under the Indenture and the proceeds of the Bonds, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of and interest on the Bonds, as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to make up any deficiency or default in the payment of such principal or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Authority or any third party; provided, however, that such payment shall not constitute a waiver of any right or remedy which the Company may possess to recover such payment from any party whose acts, omissions, nonfeasance or malfeasance has caused or contributed to such deficiency.

Section 10.09.       Delegation of Duties by Authority. It is agreed that, under the terms of this Agreement and also under the terms of the Indenture, the Authority has delegated certain of its duties hereunder to the Company and to the Trustee. The fact of such delegation shall be deemed sufficient compliance by the Authority to satisfy the duties so delegated, and the Authority shall not be liable in any way by reason of acts done or omitted by the Company, any Company Representative or the Trustee. The Authority shall have the right at all times to act in reliance upon the authorization, representation or certification of any Company Representative or the Trustee.

Section 10.10.       Execution in Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.11.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State (without regard to the State’s conflicts of laws principles).

Section 10.12.       Captions. The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

Section 10.13.       Application of New Jersey Contractual Liability Act. Notwithstanding anything to the contrary contained herein, the forgoing is subject to the limitations of the provisions of the New Jersey Contractual Liability Act, N.J. S. A. 59:13-1, et seq. and the New Jersey Tort Claims Act, N.J.S.A. 59:2-1, et seq. While the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1, et seq. is not applicable by its terms to claims arising under contracts with the Authority, the Underwriters and the Company hereby agree that such statute (except N.J.S.A. 59:13-9) shall be applicable to all claims arising against the Authority under this agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Authority has caused this Agreement to be executed in its corporate name and attested by its duly authorized officials, and the Company has caused this Agreement to be executed in its corporate name and attested by its duly authorized officers, all as of the date first above written.

NEW JERSEY ECONOMIC DEVELOPMENT
AUTHORITY

By:	/s/David A. Lawyer
David A. Lawyer
Managing Director - Underwriting

ATTEST:

/s/Richard T. LoCascio

Richard T. LoCascio

Assistant Secretary

[AUTHORITY SIGNATURE PAGE TO LOAN AGREEMENT]

MIDDLESEX WATER COMPANY

By	/s/A. Bruce O’Connor
A. Bruce O’Connor
Senior Vice President, Treasurer and Chief
Financial Officer

ATTEST:

By	/s/Jay L. Kooper
Jay L. Kooper
Vice President, General Counsel
and Secretary

[COMPANY SIGNATURE PAGE TO LOAN AGREEMENT]

EXHIBIT A

Form of First Mortgage Bonds

 A-1

EXHIBIT b

ANNUAL COMPLIANCE CERTIFICATE
OF

MIDDLESEX WATER COMPANY

(To be filed on or before AUGUST 1st of each year)

The undersigned, [Name], [Title] of Middlesex Water Company (the “Company”), on behalf of the Company and pursuant to the Loan Agreement dated as of August 1, 2019 (the “Agreement”) by and between the New Jersey Economic Development Authority (the “NJEDA”) and the Company, relating to the Authority’s Water Facilities Revenue Bonds (Middlesex Water Company Project) Series 2019 (the “Bonds”) DOES HEREBY CERTIFY to the NJEDA as follows:

1.       I have reviewed the Agreement executed by the Company and am familiar with the various covenants, including the tax covenants, contained in such Agreement.

2.       I am familiar with the use and operation of Project Facilities financed with the proceeds of the Bonds and I have undertaken such examination and investigation as is necessary for purposes of making this certification.

3.       To the best of my knowledge, I confirm that the Company is in compliance with all the covenants contained in the Agreement.

4.       The Company is not aware of any condition, event or act which constitutes an Event of Default, or which would constitute an Event of Default with the giving of notice or passage of time, or both, under any of the Loan Documents.

5.       The present uses of the Project Facilities are the furnishing of water to the general public in the Company’s service area [add a description of any anticipated material change in the use of the Project or in the number of employees employed at the Project].

6.       There are no other entities performing services, leasing or managing the Project Facilities [alternatively-attached is a report from every entity that leases or manages the Project Facilities, or is performing services at the Project Facilities, indicating the number of persons the entity employs at the Project Facilities].

7.       Submitted herewith are insurance certificates required under the insurance provisions contained in Section 2.08 of the Agreement, the Company is in compliance with such insurance requirements.

8.       [All of the Bond proceeds have not been fully disbursed as of the date hereof.] [The Company complied with the [six-month] [eighteen month] exception to the arbitrage rebate requirement set forth in Section 148(f)(4)(B) of the Code.][The Company did not comply with either the six-month or eighteen month exception to the arbitrage rebate requirement set forth in Section 148(f)(4)(B) of the Code and, accordingly, will cause a rebate report to be prepared and submitted to the Trustee and the Authority on each fifth Bond Year, accompanied by Form 8038-T (or such other form required by the Internal Revenue Service), prepared by the Company, a Rebate Expert or Bond Counsel.]

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9.       The Company is in compliance with the Continuing Disclosure Agreement.

WITNESS my hand this ___day of _____________

MIDDLESEX WATER COMPANY

By:
Name:
Title:

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EXHIBIT C

TAX COMPLETION CERTIFICATE

OF

MIDDLESEX WATER COMPANY

The undersigned, [Name], [Title] of Middlesex Water Company (the “Company”), on behalf of the Company and pursuant to Section 3.04 of the Loan Agreement dated as of August 1, 2019 by and between the New Jersey Economic Development Authority (the “NJEDA”) and the Company, and Section 4.02 of the Trust Indenture by and between the NJEDA and The Bank of New York Mellon, as Trustee, relating to the Authority’s Water Facilities Revenue Bonds (Middlesex Water Company Project) Series 2019 (the “Series 2019 Bonds”) DOES HEREBY CERTIFY to the NJEDA as follows:

1.       This certificate constitutes the Company’s Tax Completion Certificate, required under Section 3.02 of the Loan Agreement and Section 5.07 of the Indenture. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement or the Company’s Tax Certificate (the “Tax Certificate”) dated the date of issue of the Series 2019 Bonds and delivered as part of the record of proceedings for the Series 2019 Bonds. The undersigned has consulted with its accountants, attorneys and Bond Counsel to the extent necessary to complete this Certificate and the accompanying Schedule.

2.       The Project was substantially completed, or is anticipated to be completed, on_________ __, 201__, for purposes of determining the final date on which remedial action can be taken with respect to Bond Proceeds that have not been spent. With the final requisition, all of the Proceeds on deposit in the Project Fund have been expended on the Project, other than the amount of $____________which we have directed to be deposited to the Redemption Fund to be applied to the redemption or defeasance of a portion of the Series 2019 Bonds.

3.       Attached hereto is a Completion Schedule summarizing the allocation of Net Proceeds of the Series 2019 Bonds to the costs of the Project Facilities. This Schedule demonstrates that:

(a)       Investment Proceeds were earned from the investment of the Bond Proceeds of the Series 2019 Bonds during the acquisition, construction, reconstruction or improvement of the Project in the amount of $________ and were included in Net Proceeds of the Series 2019 Bonds.

(b)       The Costs of Issuance financed by the Proceeds of the Series 2019 Bonds did not exceed 2 percent (2%) of the Bond Proceeds of the Series 2019 Bonds.

(c)       At least ninety-five percent (95%) of the Net Proceeds of the Series 2019 Bonds were spent on Qualified Costs of the Project. For purposes of this provision, “Qualified Costs” means costs that are Capital Expenditures and de minimis working capital expenditures within the meaning of Treas. Reg. §1.148-6(d)(3)(ii). Unless the cost was the payment of a prior loan, the proceeds of which were used to fund capital expenditures for the Projects or a Preliminary Expenditure, no amount of Net Proceeds of the Series 2019 Bonds used to reimburse a cost paid before the date of issue of the Series 2019 Bonds will be treated as a Qualified Cost if (i) the cost was paid more than (A) 60 days before the adoption by the Authority of a declaration of intent to reimburse costs of the Project (i.e. February 19, 2019), or (B) 3 years before the date of issue of the Series 2019 Bonds; or (ii) the cost relates to a Project Facility that was placed in service more than 18-months before the date of issue of the Series 2019 Bonds.

(d)       Interest was paid with the Net Proceeds of the Series 2019 Bonds for a period not longer than the construction period for the Projects, plus one year.

4.       There has been no change in the scope or nature of the Projects from that which was described in the notice of hearing published in connection with the NJEDA’s public approval hearing.

5.       There has been no change in the components of the Project Facilities that would result in a reduction of the average economic life for the Project Facilities from what was described in the Tax Certificate.

6.       There is no change in the expected use of the Project Facilities in the exempt purpose of the Company from what was expected at the date of issuance of the Series 2019 Bonds, as described in the Tax Certificate.

[7.       The Series 2019 Bonds met the [6-month/18-month] spending exception to rebate. Therefore no deposit is required to the Rebate Fund.]

[8.       The Series 2019 Bonds do not meet an exception to Rebate. The Rebate Fund is fully funded and no deposit to the Rebate Fund is required.]

WITNESS my hand this __ day of __________, 201_.

MIDDLESEX WATER COMPANY

By:
Name:
Title:]

COMPLETION SCHEDULE

WATER FACILITIES Revenue Bonds

(MIDDLESEX WATER COMPANY Project) Series 2019

[Date]

Sale Proceeds of the Bond	$
Plus Investment Earnings
Total Proceeds
Less Original Issue Discount
Net Proceeds	$

Cost	Qualified Cost	Non-Qualified Costs
Architect & Engineering
Construction Costs
Equipment & Materials
Other (specify)
Interest During Construction
Post-Construction Interest/
Costs of Issuance
Total

Total Qualified Costs, $______       , are equal to___       % of Net Proceeds.

In the case of an exempt facility bond, Post-Construction Interest allocable to Bonds that financed Qualified Costs for a period of not more than one year after completion of the Project is a Qualified Cost.

EXHIBIT D

Form of Requisition

TO:         The Bank of New York Mellon

385 Rifle Camp Road, 3rd Floor

Woodland Park, NJ 07424

REQUISITION NO. ___

The undersigned, an Authorized Company Representative of Middlesex Water Company (the “Company”), pursuant to the Loan Agreement by and between the New Jersey Economic Development Authority (the “Authority”) and the Company, dated as of August 1, 2019 (the “Loan Agreement”) makes the following requisition for payment from the Project Fund established pursuant to the Loan Agreement entered into with regard to Middlesex Water Company 2019 Project.

Payment to:

Amount:       $

Reason for Payment:

If this requisition is for payment to be made for the costs related to the issuance of the Bonds, attached hereto is Schedule A containing a summary of the costs to be paid from the Project Fund.

If this requisition is for payment to be made for the costs related to the acquisition, construction, reconstruction or improvement of the Project Facilities being financed with the proceeds of the Bonds, attached hereto is Schedule A containing a summary of the costs to be paid from the Project Fund.

If this requisition is for payment to be made for the reconstruction, replacement or repair of the Project Facilities following the damage or destruction of a Project Facility, attached hereto as Schedule A is a summary of the Company’s disbursements.

We hereby certify that (a) the obligation to make such payment was incurred by the Company in connection with a Proper Charge (as defined in the Loan Agreement), is unpaid or unreimbursed, and has not been the basis for any prior requisition which has been paid; (b) the Company has received no written notice of any lien, right to lien or attachment upon, or claim affecting the right of such payee to receive payment of, any of the money payable under this requisition to any of the persons, firms or corporations named herein, or if any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been released, discharged or will be released or discharged upon payment of this requisition; (c) this requisition contains no items representing payment on account of any retained percentages which the Company are required to retain at this date; (d) the payment of this requisition will not result in less than ninety-five percent (95%) of the proceeds of the Bonds (determined by adding to the purchase price paid for the Bonds any investment earnings on said proceeds) to be expended under this requisition and under all prior requisitions having been used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation provided by Section 167 of the Code within the meaning of Treas. Reg. 1.103-10(b)(1)(ii) and may by a proper election under the Code (or may, but for a proper election under the Code to deduct such item), be capitalized for Federal income tax purposes on the books of the Company; (e) the payment of this requisition will not result in issuance costs equal to more than two percent (2%) of the aggregate face amount of the Bonds being financed from the proceeds of the Bonds (including any investment earnings on said proceeds); (f) this requisition contains no items which are to be paid from the proceeds of the Bonds representing payment of any amounts paid or incurred more than 60 days prior to February 19, 2019 or preliminary expenditures permitted by Section 1.150-2(f)(2) of the Treasury Regulations; (g) costs of issuance of the Bonds, attorneys' fees, printing costs, Authority fees, agent's fees and similar expenses; (h) the amount requisitioned hereby is being expended in a manner consistent in all material respects with the representations and warranties of the Company set forth in the Loan Agreement and (i) no Event of Default (as defined in the Loan Agreement) or event of default which after notice or lapse of time or both would constitute an Event of Default has occurred and not been waived.

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If this requisition is for payment to the Company to reimburse it for costs or expenses incurred by reason of work performed or supervised by officers or employees of the Company or any of its affiliates, the amount to be paid does not exceed the actual cost thereof to the Company or any of its affiliates.

The following paragraph is to be completed when any requisition and certificate includes any item for payment for labor, for indicated items of equipment or to contractors, builders or materialmen:

I hereby certify that insofar as the amount covered by the above requisition includes payments to be made for labor or to contractors, builders or materialmen, including payment for equipment, materials or supplies, in connection with the acquisition of the Project: (i) all obligations to make such payments have been properly incurred, (ii) any such labor was actually performed and any such equipment, materials or supplies were actually furnished or installed on or about the Project and are a proper charge against the Costs of Acquisition of the Project, (iii) such equipment, materials or supplies either are not subject to any lien or security interest or, if the same are so subject, such lien or security interest will be released or discharged upon payment of this requisition. I hereby certify that the Amount of this Requisition set forth above represents 100% of the amount due on account of a payment to a Contractor or Subcontractor on account of a Construction Contract (as such terms are defined in the Agreement), less the holdback required by the Authority's Affirmation Action Regulations (copies of the Affirmation Action Regulations were available on the Authority's Internet web page at: www.n jeda.com/affirmativeaction or by contacting: New Jersey Economic Development Authority - Internal Process Management - 24 Commerce St., Suite, 301, Newark, N.J. 07102; Phone 973-855-3450, fax 973-622-1576 or e-mail: affirmativeaction@n jeda.com).

IN WITNESS WHEREOF, I have hereunto set my hand this ______ day of ____________, 20__.

MIDDLESEX WATER COMPANY
By:
Authorized Company Representative

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EXHIBIT E

TO:         The Bank of New York Mellon

385 Rifle Camp Road, 3rd Floor

Woodland Park, NJ 07424

COMPANY'S COMPLETION CERTIFICATE

Pursuant to Section 3.05 of the Loan Agreement by and between the Authority and the Middlesex Water Company (the “Company”) dated as of August 1, 2019 (the “Loan Agreement”), the undersigned, an Authorized Company Representative (all undefined terms used herein shall have the same meaning ascribed to them in the Loan Agreement), as of the date hereof, certifies that:

(i)	that portion of the Project Facilities acquired or constructed with the proceeds of the Series 2019 Bonds were completed as of ______________________, 20___;

(ii)	the cost of all labor, services, materials and supplies used in the acquisition and construction of the Project Facilities have been paid, or will be paid from amounts retained by the Trustee, at the Company's direction for any cost of the acquisition and construction of the Project Facilities not now due and payable or, if due and payable, not presently paid;

(iii)	the Project Facilities necessary for the Project, if any, have been acquired, constructed and expanded to the Company's satisfaction; such Project Facilities so installed are suitable and sufficient for the efficient operation of the Project Facilities for the intended purposes and all costs and expenses, if any, incurred in the acquisition, construction and expansion of such Project Facilities have been paid, or will be paid from amounts retained by the Trustee at the Company's direction for any such cost not now due and payable or, if due and payable, not presently paid;

(iv)	the Project Facilities are being operated as an authorized “project” under the Act and substantially as proposed in the Application of the Company.

(v)	for that portion of the Project involving the construction of the Project Facilities (a) the Company has reviewed the Contractor's Completion Certificate and the Company has no knowledge or information that the representations contained therein are false or misleading and (b) the Company required in all Construction Contracts that wages paid to workers employed in the performance of Construction Contracts be paid at a rate not less than the Prevailing Wage Rate.

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I acknowledge that any amount hereafter remaining in the Project Fund (except amounts therein sufficient to cover costs of the acquisition and construction of the Project Facilities not now due and payable or not presently paid and except for interest or other income earned from the investment of the moneys held in the Project Fund, if any,) shall be transferred into the Bond Redemption Fund and shall be used to redeem Bonds on the next succeeding redemption date on which Bonds can be redeemed without penalty or premium. Amounts held in the Bond Redemption Fund shall not be invested at a yield materially higher than the yield on the Bonds.

This certificate is given without prejudice to any rights against third parties which exist on the date hereof or which may subsequently come into being.

MIDDLESEX WATER COMPANY

By:
Authorized Company Representative

Dated:       _______________________, 20__

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SCHEDULE A

LIST OF PROJECT MUNICIPALITIES

Municipality	County
Woodbridge, Township of	Middlesex
Edison, Township of	Middlesex
Old Bridge, Township of	Middlesex
Carteret, Borough of	Middlesex
Metuchen, Borough of	Middlesex
South Plainfield, Borough of	Middlesex
Sayreville, Borough of	Middlesex
Highland Park, Borough of	Middlesex
New Brunswick, City of	Middlesex

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